Exhibit (h)(3)

CION GROSVENOR INFRASTRUCTURE FUND

DISTRIBUTION AND SERVICING PLAN

Adopted: [ ] [ ], 2024

This Distribution and Servicing Plan (the “Plan”) has been adopted on a voluntary basis in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by CION Grosvenor Infrastructure Fund, a Delaware statutory trust (the “Fund”), with respect to its classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.

1.            Distribution and Servicing Fees

The Fund may pay to ALPS Distributors, Inc. (the “Distributor”), in its capacity as principal underwriter of the Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, an ongoing distribution and shareholder servicing fee (the “Distribution and Servicing Fee”) as specified with respect to such Class under the column “Distribution and Servicing Fee” on Appendix A. The Distribution and Servicing Fee under the Plan will be used primarily to compensate the Distributor or a Selling Agent (as defined below) for such services provided in connection with the offering and sale of shares of the applicable Class, and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, other financial institutions (which may include banks) or other industry professionals that enter into a distribution, underwriting, selling or service agreement with respect to a Class (collectively, “Selling Agents”), for distribution services and sales support services provided and related expenses incurred by such Selling Agents. Payments of the Distribution and Servicing Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) are permitted in accordance with applicable law. Payments of the Distribution and Servicing Fee will also be used to compensate the Distributor for non-distribution services such as sub-accounting or other administrative services or personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals. Payments of the Distribution and Servicing Fee will be made without regard to expenses actually incurred.

2.            Transaction Fees; Sales Charges; Establishment Costs

It is understood that, under certain circumstances, as disclosed in the Fund’s prospectus, an initial sales charge may be paid by investors who purchase Fund shares, and the Fund may pay to the Distributor and/or Selling Agents, or the Fund may permit such persons to retain, as the case may be, such sales charge as full or partial compensation for their services in connection with the sale of Fund shares. Investors in a Class of Fund shares will pay the initial sale charge shown in Appendix A as applicable to such Class of shares. New Classes of shares of the Fund may charge an initial sales charge. In addition, as disclosed in the Fund’s prospectus, investors who purchase certain Fund shares may be directly charged by a Selling Agent for transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as such Selling Agent may determine; provided that such Selling Agent limits such charges as described in the Fund’s prospectus, if any. In addition for the avoidance of doubt, the Fund may pay establishment costs, diligence costs and other platform set up costs to Selling Agent in connection with their onboarding process.

3.            Calculation and Payment of Fees

The amount of the Distribution and Servicing Fee payable with respect to each applicable Class will be calculated as set forth on Appendix A. The Distribution and Servicing Fee will be calculated and paid separately for each Class.

4.            Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon the later of (such date, the “Effective Date”):

(a) its approval by (i) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, and (ii) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class, and

(b) the Fund’s initial registration statement on Form N-2 being declared effective by the Securities and Exchange Commission.

5.            Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the Effective Date, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 4(a) above.

6.            Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

7.            Termination

This Plan may be terminated at any time with respect to any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

8.            Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Distribution and Servicing Fee described in Section 1 above with respect to such Class without approval in the manner described in Section 4(a)(ii) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4(a)(i) above.

9.            Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund will be at the discretion of the Trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Fund.

10.            Written Reports

While the Plan is in effect, the Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

11.            Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.            Delaware Statutory Trust

A copy of the Certificate of Trust of the Fund is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and this Plan has not been executed by such Trustee in his or her individual capacity and that the obligations of or arising out of this Plan are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the Fund and the assets and property of the Fund, or upon the assets belonging to the series or attributable to the class of the Fund, for the benefit of which the Trustees have caused this Plan to be executed.

13.            Severability

The provisions of the Plan are severable for each Class covered by this Plan, and actions taken with respect to the Plan in conformity with the Rule will be taken separately for each such Class.

14.            Governing Law

This plan will be construed in accordance with the internal laws of the State of Delaware and the applicable provisions of the 1940 Act.

IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A.

CION GROSVENOR INFRASTRUCTURE FUND

By:	/s/
Name:	[ ]
Title:	[ ]

[Signature page to Distribution and Servicing Plan]

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

CION GROSVENOR INFRASTRUCTURE FUND

Class of Shares of Beneficial Interest	Sales Charge	Distribution and Servicing Fee
Class I Shares	None	None
Class S Shares	3.50%	subject to a quarterly distribution and shareholder servicing fee at an annual rate of up to 0.85% of the average daily net assets of Class S Shares, up to 0.25% of which shall be a “shareholder service fee.”
Class U Shares	None	subject to a quarterly distribution and shareholder servicing fee at an annual rate of up to 0.75% of the average daily net assets of Class U Shares, up to 0.25% of which shall be a “shareholder service fee”.
Class D Shares	None	subject to a quarterly distribution and shareholder servicing fee at an annual rate of up to 0.25% of the average daily net assets of Class D Shares, up to 0.25% of which shall be a “shareholder service fee.”
Class U-2 Shares	2.50%	subject to a quarterly distribution and shareholder servicing fee at an annual rate of up to 0.75% of the average daily net assets of Class U-2 Shares, up to 0.25% of which shall be a “shareholder service fee.”

Agreed to and accepted as of [ ] [ ], 2024.

CION GROSVENOR INFRASTRUCTURE FUND

By:	/s/
Name:	[ ]
Title:	[ ]